Exhibit 99.1

SIGMATEL UPDATES GUIDANCE FOR FOURTH QUARTER 2006

Announces Phil Pompa as Interim Chief Executive Officer

AUSTIN, Texas — (BUSINESS WIRE) — January 4, 2007 — SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors, today announced that it expects revenue for the quarter ending December 31, 2006 to be approximately $37 to $38 million.

“Two factors negatively impacted the company’s revenue for the fourth quarter. First, demand softened from our major original equipment manufacturer (OEM) customers. Second, we experienced a slowdown of sales later in the quarter by our Chinese original design manufacturers (ODMs) whose customers are European brands,” reported Phil Pompa, interim Chief Executive Officer of SigmaTel. “I look forward to discussing our future plans along with our fourth quarter results during our earnings conference call on February 1, 2007.”

In addition, SigmaTel today announced that Ronald Edgerton has resigned as SigmaTel’s Chairman of the Board, President and Chief Executive Officer and from SigmaTel’s Board to spend more time with his family. William Osborne, a member of SigmaTel’s Board, has been elected as Chairman of the Board and Phillip E. Pompa, the Senior Vice President of the Company’s Portable Systems Group, has been appointed as the interim Chief Executive Officer until such time as Mr. Edgerton’s successor is determined.

Mr. Osborne has served as a director of SigmaTel since September 2001. Since August 2005, Mr. Osborne has served as Dean of the College of Engineering of Southern Illinois University Carbondale. From April 2003 to July 2005, Mr. Osborne served as Provost and Vice Chancellor for Academic Affairs of the University of Missouri-Kansas City. From August 1995 until June 2002, Mr. Osborne served as Dean of the Erik Jonsson School of Engineering and Computer Science at the University of Texas at Dallas.

“I would like to thank Ron for his many great contributions to SigmaTel during his seven years as CEO” said Mr. Osborne. “As a result of Ron’s leadership and dedication SigmaTel emerged as a global leader in mixed-signal semiconductors, completed a successful IPO and grew its revenues from $24M in 2001 to $324M in 2005. We will continue to operate the business with a strong focus on new products, expanding markets and long-term growth.”

Phil Pompa has served as SigmaTel’s Senior Vice President of Portable Systems Group since April 2006. From September 2005 until April 2006, Mr. Pompa served as our Senior Vice President of Integrated Components Group. Prior to joining SigmaTel, Mr. Pompa served as Vice President of Marketing for Advanced Micro Devices Inc.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel: SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language: This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to: the ability of SigmaTel to execute on its strategy to regain market share by product differentiation; the ability of SigmaTel to execute on its long-term growth strategy of targeting consumer electronics; the ability of SigmaTel to improve corporate gross margins and achieve operating expense reductions and achieve profitability; and, the risk that the effects of seasonality on our sales will not be consistent with expected seasonality. For a more detailed discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006, and the Form 10-Q filed on November 6, 2006.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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